Exhibit 99.1

REACH MESSAGING HOLDINGS, INC.

August 31, 2010

DELIVERY OF STOCK CERTIFICATE
IN CONNECTION WITH THE
FIVE-FOR-ONE STOCK SPLIT

Dear Stockholder:

    It is with great pleasure that we deliver to you the enclosed stock certificate reflecting the shares of Reach Messaging Holdings, Inc. (the “Company”) issued to you pursuant to the forward split of our outstanding shares with respect to the shares you held of record on August 23, 2010.

    As you may be aware, on June 25, 2010, the holders of a majority of our common stock approved a five-for-one forward stock split of our issued and outstanding shares of common stock.  The Board of Directors also approved this stock split on June 25, 2010.

    As a result of the stock split, the Company has approximately 671,026,530 shares of common stock outstanding.  The stock certificates we are mailing today represent the shares we issued as a result of such stock split.  Each holder of one (1) share of common stock held on August 23, 2010 is receiving an additional four (4) shares of common stock.

    THE ENCLOSED STOCK CERTIFICATE IS IN ADDITION TO THE STOCK CERTIFICATE YOU MAY ALREADY POSSESS; DO NOT DISCARD OR DESTROY THE EXISTING STOCK CERTIFICATE AS BOTH CERTIFICATES ARE VALID.

    If you have any questions about the stock split, please do not hesitate to contact us.  I thank you for your past support of the Company, and I look forward to communicating with you in the future.

/s/ David R. Wells
____________________________
David R. Wells
Chief Financial Officer